UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2026

ALX ONCOLOGY HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39386	85-0642577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 Allerton Avenue, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

650-466-7125

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALXO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2026, ALX Oncology Holdings Inc., a Delaware corporation (the “Company”), entered into a loan and security agreement (the “Loan Agreement”) among HSBC Ventures USA Inc., as lender, ALX Oncology Inc., a Delaware corporation (“ALX”), as borrower, and the Company and ALX Oncology Limited, as guarantors. The Loan Agreement provides for a secured multi-tranche term loan facility in an aggregate principal amount of up to $50,000,000, of which $10,000,000 is uncommitted.

Pursuant to the Agreement, the Borrower borrowed $10,000,000 of loans at closing, the proceeds of which were used to refinance the Borrower’s existing loan agreement with Oxford Finance and Silicon Valley Bank and to pay closing fees and expenses. An additional $20,000,000 remains available to draw through June 30, 2028. Upon achievement of milestones related both to the receipt of positive data in the Borrower’s Phase 2 ASPEN-09 study of Evorpacept and the receipt of positive safety data in the Phase 1 study of ALX2004, an additional $10,000,000 would become available to draw through June 30, 2028. The Borrower has access to up to an additional $10,000,000 available at the Lender’s sole discretion. The proceeds of the loans may be used by the Borrower for general corporate purposes.

The term loans mature on June 1, 2030. The term loans will amortize in equal monthly installments beginning on July 1, 2028. However, upon the occurrence of the Interest Only Milestone Event (as defined in the Loan Agreement), then the term loans will begin to amortize in equal monthly installments beginning on July 1, 2029.

The term loans accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate (as defined in the Loan Agreement) and (B) 6.0%. Interest on the term loans is payable monthly in arrears. The term loans once repaid or prepaid may not be reborrowed. The term loans may be prepaid in full in their entirety at any time. The Borrower is required to pay a prepayment fee of 2.0% of the outstanding principal balance for prepayments made on or prior to the first anniversary of the closing date, 1.0% for prepayments made after the first anniversary but on or prior to the second anniversary of the closing date, and no prepayment fee thereafter; provided that the prepayment fee shall be waived if the facility is refinanced by the Lender. Upon the earlier of the termination of the Loan Agreement or the maturity date, the Borrower is required to pay a final payment fee of 2.00% of the original principal amount of funded term loans. The Borrower is also obligated to pay other customary fees for a loan facility of this size and type.

The Borrower’s and the guarantors’ obligations under the Loan Agreement are secured by substantially all of the Borrower’s and the guarantors’ assets, with a negative pledge on intellectual property, and will be guaranteed by future subsidiaries of the Company, subject to certain limitations.

The Loan Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries to, among other things, dispose of assets, effect certain mergers, incur debt, grant liens, pay dividends and distributions on their capital stock, make investments and acquisitions, and enter into transactions with affiliates, in each case subject to customary exceptions for a loan facility of this size and type.

The events of default under the Loan Agreement include, among others, payment defaults, material misrepresentations, breaches of covenants, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, and judgment defaults. The occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the Loan Agreement, the termination of the Lenders’ commitments, and the exercise by the Lender of other rights and remedies provided for under the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be complete and is subject to, and qualified in their entirety by reference to, the full text of the Loan Agreement, a copy of which will be filed on the Company’s Form 10-Q for the quarter ended June 30, 2026.

Item 1.02 Termination of a Material Definitive Agreement.

On June 25, 2026, in connection with entry into the Loan Agreement, the Company used a portion of the proceeds of the Term Loans under the Loan Agreement to pay all outstanding principal, interest and other amounts owing under its existing Loan Agreement, dated as of October 27, 2022, among the Company, ALX, Oxford Finance LLC, as collateral agent, and the other parties thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Loan Agreement set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALX ONCOLOGY HOLDINGS INC.

Date: June 26, 2026	By:	/s/ Harish Shantharam
Harish Shantharam
Chief Financial Officer and Secretary